Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

STREAMLINE HEALTH, INC.

(“Buyer”);

STREAMLINE HEALTH SOLUTIONS, INC.

(“Parent”);

and

CERTAIN SHAREHOLDERS OF

META HEALTH TECHNOLOGY INC.

(the “Shareholders”)

Dated as of August 16, 2012

i

ii

Index of Appendices and Exhibit

Appendix A	Definitions
Appendix B	Shareholders and Share Holdings
Exhibit A	Company’s Closing Date Liabilities

Index of Disclosure Schedules

Schedule 4.3	No Violation; Consents
Schedule 5.2	No Conflict; Consents
Schedule 5.5	Real Property
Schedule 5.7	Title to and Condition of Assets
Schedule 5.8	Taxes
Schedule 5.9	Litigation
Schedule 5.11	Indebtedness and Liens
Schedule 5.12	Transactions with Affiliates
Schedule 5.15	Customers
Schedule 5.16	Material Contracts
Schedule 5.17	Receivables
Schedule 5.18	Employment Matters
Schedule 5.19	Employees
Schedule 5.20	Employee Benefit Plans and Other Plans
Schedule 5.23	Intellectual Property
Schedule 5.24(a)	Powers of Attorney
Schedule 5.24(b)	Bank Accounts
Schedule 5.25	Insurance
Schedule 5.26	Brokerage and Finder’s Fees
Schedule 5.27	Governing Documents; Officers and Directors
Schedule 5.28	No Changes
Schedule 8.3(j)	Indemnity Matters
Schedule 10.5	Notices

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (together with the Schedules, Appendices and Exhibits referenced herein and attached hereto, the “Agreement”), dated as of August 16, 2012, is by and among (i) STREAMLINE HEALTH, INC., an Ohio corporation (“Buyer”), (ii) STREAMLINE HEALTH SOLUTIONS, INC., a Delaware corporation (“Parent”), and (iii) certain shareholders of META HEALTH TECHNOLOGY INC., a New York corporation (the “Company”) as set forth on Appendix B attached hereto (each a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, the Shareholders collectively own ninety-seven and 827/1000 percent (97.827%) of the issued and outstanding shares of capital stock of Company; and

WHEREAS, the Shareholders desire to sell to Buyer, and Buyer desires to purchase from Shareholders, the shares of capital stock owned by each of the Shareholders, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements, and subject to the terms and conditions, set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in Appendix A attached hereto.

ARTICLE II

TRANSFER OF SHARES

Section 2.1 Sale of Shares. On the terms and subject to the conditions in this Agreement, Buyer will purchase from each Shareholder, and each Shareholder will sell, convey, transfer, assign and deliver to Buyer, free and clear of all Encumbrances, on the Closing Date, that number of the shares of common stock, $0.001 par value per share (“Common Stock”) of Company set forth opposite his, her, or its name on Appendix B attached hereto (the “Shares”).

Section 2.2 Method of Conveyance and Transfer. On or prior to the Closing Date, each Shareholder will deliver to Buyer all certificates evidencing the Shares that it owns, duly endorsed in blank by such Shareholder, or such other instruments of transfer as are reasonably acceptable to Buyer in each case, vesting in Buyer good and marketable title to such Shareholder’s Shares, free and clear of all Encumbrances.

ARTICLE III

PAYMENT OF PURCHASE PRICE

Section 3.1 Purchase Price.

(a) The maximum aggregate amount that Buyer agrees to pay for all of the issued and outstanding shares of the Company is Sixteen Million Dollars ($16,000,000) (the “Purchase Price”) consisting of (i) 393,086 shares of common stock, $0.01 par value per share, of Parent (“Parent Common Stock”) having an agreed upon aggregate value of $4.07 per share or One Million Five Hundred Ninety Nine Thousand Eight Hundred Sixty and 02/100 Dollars ($1,599,860.02) in the aggregate as of the date of this Agreement (the “Stock Consideration”) and (ii) cash in the amount of Fourteen Million Four Hundred Thousand One Hundred Thirty Nine and 98/100 Dollars ($14,400,139.98) (the “Cash Consideration”). On the Closing Date, the Cash Consideration minus (w) the Closing Date Liabilities (if any), minus (x) the Escrow Amount, minus (y) the Seller Representative Reserve, and minus (z) the Initial Working Capital Adjustment, shall constitute the “Net Cash Consideration”. The Net Cash Consideration plus the value of the Stock Consideration divided evenly among the total number of shares of Common Stock outstanding equates to a net price per share of Common Stock of approximately $3.62 being paid initially by Buyer (the “Net Share Price”). At the Closing, Buyer shall: (i) pay to each Shareholder (by wire transfer or delivery of immediately available funds to the respective account specified by each Shareholder if requested by a Shareholder, or if either no wire instructions are provided or payment is for $100,000 or less, by check drawn on a U.S. bank and mailed to the address specified by each Shareholder) an amount in cash as set forth on Appendix B with respect to such Shareholder; and (ii) deliver to each Shareholder the number of shares of Parent Common Stock as set forth on Appendix B with respect to such Shareholder. The number of shares of Parent Common Stock for each Shareholder set forth on Appendix B represents such Shareholder’s Pro Rata Portion of the total number of shares (truncated to the nearest whole share) of Parent Common Stock having a value of $1,600,000 and the cash payment for each Shareholder set forth on Appendix B represents such Shareholder’s Pro Rata Portion of the Net Cash Consideration. At the Closing, each Stockholder is receiving approximately 14.5% of its consideration in shares of Parent Common Stock and approximately 85.5% of its consideration in cash. The cash and shares of Parent Common Stock to be paid and issued to each Shareholder pursuant to this Section 3.1(a) shall only be paid to such Shareholder upon receipt by Buyer of the deliverables required by clauses (c), (e), and (f) of Section 7.2 from such Shareholder.

(b) In addition, $3,000,000 of the Cash Consideration (the “Escrow Amount”) shall be deposited by Buyer on the Closing Date in an escrow account (the “Escrow Account”) with Wells Fargo Bank (the “Escrow Agent”) to be held in escrow pursuant to an Escrow Agreement satisfactory to Buyer and the Majority Shareholder (the “Escrow Agreement”). The Escrow Amount shall be used solely to satisfy any shortfall payment required pursuant to the working capital adjustment provisions in Section 3.2 and any indemnification claims pursuant to Article VIII, and shall otherwise be disbursed for the benefit of the Entitled Parties as set forth in Section 8.4(d) and the Escrow Agreement.

(c) On the Closing Date, Buyer shall deposit $1,000,000 of the Cash Consideration (the “Seller Representative Reserve”) with the Escrow Agent to be held on behalf of Eli Nahmias as the Majority Shareholder of Company (the “Majority Shareholder”) in his capacity as seller representative pursuant to Section 10.1. The Seller Representative Reserve shall be used by the Majority Shareholder to pay for any expenses incurred by the Majority Shareholder while acting in his capacity as seller representative pursuant to Section 10.1, including fees and expenses of the Escrow Agent and the Disbursing Agent. Upon such time as the Majority Shareholder shall determine, in his sole discretion, that no additional expenses are reasonably likely to be incurred on behalf of the Shareholders, the Majority Shareholder shall direct the Escrow Agent to distribute the remainder of the Seller Representative Reserve to the Disbursing Agent, for distribution to all Entitled Parties in proportion to their respective Adjusted Ownership Percentages.

(d) Following the Closing, Buyer shall allow any shareholder of the Company that did not execute this Agreement to join as a party to this Agreement by executing a joinder agreement in form reasonably acceptable to Buyer (the “Joinder Agreement”) and delivery by such shareholder of the documents required to be delivered by each Shareholder to this Agreement. To the extent that any shareholder of the Company has not executed this Agreement on the Closing Date or executed a Joinder Agreement to become a party to this Agreement within ten (10) days following Closing, Buyer shall transfer ownership of the Shares to a wholly-owned subsidiary (“Merger Sub”) and shall approve a merger pursuant to Section 905 of the New York Business Corporation Law to merge Merger Sub with and into the Company, with the Company as the surviving entity (the “Second Step Merger”). The Second Step Merger will result in the Company becoming a wholly-owned subsidiary of Buyer. Pursuant to the Second Step Merger, each shareholder of the Company that is not a party to this Agreement shall be entitled to receive (x) consideration per share equal to the Net Share Price, with approximately fourteen and one half percent (14.5%) payable in shares of Parent Common Stock valued at $4.07 per share (truncated to the nearest whole share) and the remainder payable in cash, and (y) a portion of the Escrow Amount and the Seller Representative Reserve that is ultimately distributed to the Entitled Parties, if any, equal to such shareholder’s Adjusted Ownership Percentage and payable when and if such funds are ultimately disbursed to the Entitled Parties.

Section 3.2 Working Capital Adjustment.

(a) Estimated Net Working Capital Calculation. On the Closing Date, the Majority Shareholder shall cause the Company to prepare and deliver to Buyer an estimated balance sheet as of the Closing Date (the “Estimated Working Capital Statement”) setting forth the Company’s good faith estimation of the Net Working Capital of the Company as of the Closing Date (the “Estimated Closing Working Capital”). The Estimated Working Capital Statement will be based on the general ledger of the Company and prepared in accordance with GAAP. The Majority Shareholder and Buyer will work together in good faith to resolve any disagreements regarding the Estimated Working Capital Statement or the Estimated Closing Working Capital reflected thereon. In the event the Estimated Closing Working Capital is less than one dollar ($1.00), the Cash Consideration portion of the Purchase Price will be decreased, on a dollar for dollar basis, by the amount of such shortfall, and in the event the Estimated Closing Working Capital is greater than one dollar ($1.00), the Cash Consideration portion of the Purchase Price will be increased, on a dollar for dollar basis, by the amount of such excess (such increase or decrease, the “Initial Working Capital Adjustment”).

(b) Closing Date Working Capital Schedule. On or before September 30, 2013, Buyer will prepare and deliver to the Majority Shareholder a statement (the “Closing Date Working Capital Statement”) setting forth Buyer’s computation of the actual Net Working Capital of the Company as of the Closing Date (the “Closing Date Working Capital”). On or before thirty (30) days following the Closing Date, Buyer will prepare and deliver to the Majority Shareholder a pro-forma draft of the Closing Date Working Capital Statement setting forth any known adjustments to the Closing Date Working Capital as of such date, which draft will be for informational purposes only.

(c) Review of Closing Date Working Capital Statement; Disputes.

(i) Upon receipt of the Closing Date Working Capital Statement, the Majority Shareholder (together with the Majority Shareholder’s professional advisors) will have the right during the succeeding forty-five (45) day period (the “Review Period”) to examine all information contained in the books and records used to prepare the Closing Date Working Capital Statement. Buyer will provide to the Majority Shareholder and its professional advisors reasonable access to the books, records, work papers and personnel used to prepare the Closing Date Working Capital Statement during normal business hours; provided, however that any access granted to the Majority Shareholder and its professional advisors shall not unduly disrupt the day-to-day operations of Buyer or the Company.

(ii) If the Majority Shareholder disagrees with the calculation of the Closing Date Working Capital set forth in the Closing Date Working Capital Statement, he must notify Buyer in writing on or before the last day of the Review Period, setting forth a specific description of his objection(s), the amount of the adjustment which the Majority Shareholder believes should be made to each item to which he objects, and a detailed description of the basis for his disagreement therewith (such notice, a “Notice of Disagreement”). In the event that the Majority Shareholder does not provide a Notice of Disagreement in accordance with the terms above on or before the last day of the Review Period or the Majority Shareholder affirmatively notifies Buyer in writing that he agrees with the calculation of the Closing Date Working Capital set forth on the Closing Date Working Capital Statement, the Majority Shareholder will be deemed to have accepted the Closing Date Working Capital Statement delivered by Buyer and the calculation of the Closing Date Working Capital set forth therein will be final, binding, and conclusive for all purposes hereunder.

(d) Determination of Closing Date Working Capital.

(i) If the Majority Shareholder does provide a Notice of Disagreement in accordance with the terms above on a timely basis, Buyer and the Majority Shareholder will attempt in good faith for a period of fifteen (15) days (or such longer period as they may mutually agree in writing, the “Private Resolution Period”) to resolve any disagreements with respect to the calculation of Closing Date Working Capital. The objections set forth in the Notice of Disagreement that are resolved by the Majority Shareholder and Buyer in accordance with this Section 3.2(d)(i) will collectively be referred to herein as the “Resolved Objections” and the Closing Date Working Capital Statement will be adjusted to reflect any Resolved Objections.

(ii) If, at the end of the Private Resolution Period, the Majority Shareholder and Buyer are unable to resolve all of the objections set forth in the Notice of Disagreement, the Majority Shareholder and Buyer will jointly engage an accounting firm mutually acceptable to Buyer and the Majority Shareholder (the “Independent Auditors”) within five (5) days after the end of the Private Resolution Period to resolve any remaining disagreements. The Majority Shareholder and Buyer must jointly submit a listing of the objections set forth in the Notice of Disagreement that remain outstanding (collectively, the “Differences”), together with a statement of the facts submitted by the Majority Shareholder and Buyer, respectively, and such arguments as either of them chooses to make in connection therewith (each such a “Statement of Claims”), in writing to the Independent Auditors within ten (10) days after the Independent Auditors’ engagement.

(iii) The Independent Auditors, acting as experts and not as arbitrators, will review the Differences and the Statement of Claims. The Independent Auditors will determine, within fifteen (15) days after the date on which such dispute is referred, based on the requirements set forth in this Article III and only with respect to the Differences and Statement of Claims timely submitted to the Independent Auditors, what adjustments (if any) to the Closing Date Working Capital Statement are required in order for it to accurately set forth the Net Working Capital of the Company as of the Closing Date. For purposes of this Section 3.2(d), the parties will pay the fees and expenses of the Independent Auditors as follows: (A) if the Independent Auditors resolve all of the remaining Differences in favor of the Majority Shareholder, Buyer will be responsible for all of the fees and expenses of the Independent Auditors, (B) if the Independent Auditors resolve all of the remaining Differences in favor of Buyer, the Shareholders will be responsible for all of the fees and expenses of the Independent Auditors, or (C) if the Independent Auditors resolve some of the Differences in favor of the Majority Shareholder and the rest of the Differences in favor of Buyer, Buyer, on the one hand, and the Shareholders, on the other hand, will share the fees and expenses of the Independent Auditors in a manner as determined to be fair based on the proportion of Differences resolved in favor of each party, as determined by the Independent Auditors. The determination of the Independent Auditors will be final, conclusive, and binding on the parties. The accepted or finally determined Closing Date Working Capital Schedule (whether determined pursuant to Section 3.2(c)(ii) or this Section 3.2(d)) is referred to as the “Final Working Capital Schedule.” The date on which the Closing Date Working Capital of the Company is finally determined in accordance with this Section 3.2 is hereinafter referred to as the “Settlement Date.”

(e) Post-Closing Adjustment.

(i) If the Final Working Capital Statement, as finally determined in accordance with the procedures described above, shows the Closing Date Working Capital is less than the Estimated Closing Working Capital, the Purchase Price will be deemed to be decreased by the amount of such shortfall, on a dollar for dollar basis, and such shortfall amount shall be released to Buyer from the Escrow Amount.

(ii) If the Final Working Capital Statement, as finally determined in accordance with the procedures described above, shows the Closing Date Working Capital exceeds the Estimated Closing Working Capital, the Purchase Price will be deemed to be increased by the amount of such excess (the “Excess Amount”), on a dollar for dollar basis, and (1) if the Excess Amount is greater than $300,000, the Excess Amount shall be paid by Buyer, within five (5) Business Days after the Settlement Date, to the Disbursing Agent to be distributed to all Entitled Parties in proportion to their respective Adjusted Ownership Percentages, by wire transfer or delivery of immediately available funds to the account specified by the Majority Shareholder, and (2) if the Excess Amount is $300,000 or less, the Excess Amount shall be added to the Seller Representative Reserve to be distributed in accordance with the terms of this Agreement (and in such event the definition of “Seller Representative Reserve” shall, for all purposes of this Agreement, be deemed to include the Excess Amount).

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF EACH

SHAREHOLDER

Each Shareholder, severally and not jointly, represents and warrants to Buyer with respect to himself, herself, or itself only, as of the date hereof, as follows:

Section 4.1 Authority. Such Shareholder has the legal capacity, power and authority (including, if applicable, full organizational power and authority) to execute and deliver this Agreement and to perform his, her, or its obligations hereunder. All actions or proceedings to be taken by or on the part of such Shareholder to authorize and permit the execution and delivery by such Shareholder of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby, have been duly and properly taken. This Agreement has been duly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby may be affected by bankruptcy, reorganization, moratorium, insolvency, public policy, and similar laws of general application affecting the rights and remedies of creditors and by general equity principles.

Section 4.2 Title to Shares. Such Shareholder is the sole record and beneficial owner of, and has good and valid title to, the Shares stated to be owned by such Shareholder on Appendix B attached hereto, free and clear of any Encumbrance. Other than the Shares, such Shareholder does not own any other equity ownership interest in the Company or other securities convertible into or exchangeable for equity ownership interests in the Company (now, in the future, or upon the occurrence of any contingency) and is not a party to any option, warrant, purchase right or other contract or commitment that entitles such Shareholder to acquire any equity ownership interest in the Company or other securities convertible into or exchangeable for equity ownership interests in the Company (now, in the future, or upon the occurrence of any contingency).

Section 4.3 No Violation; Consents. The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby will not result in a breach or violation of, or a default under, (a) any organizational documents of such Shareholder, (b) any agreement to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s Shares or other assets is bound, or (c) any order, judgment, decree, rule or regulation of any court or any Governmental Authority having jurisdiction over such Shareholder or any of such Shareholder’s Shares or other assets. Except as set forth on Schedule 4.3, no consent, approval, order or authorization of, or filing with, any Governmental Authority or entity or any other party is required of such Shareholder in connection with the execution and delivery by such Shareholder of this Agreement or the consummation of any of the transactions contemplated hereby.

Section 4.4 Litigation. There is no action, suit, claim, demand, arbitration, or other proceeding or investigation, at law or in equity, administrative or judicial, pending or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder that would prohibit such Shareholder from entering into this Agreement. Such Shareholder has not received notice that he, she, or it is the subject of any investigation of any Governmental Authority that would prohibit such Shareholder from entering into this Agreement, and such Shareholder is neither subject to, nor has he, she, or it been in default with respect to, any order, writ, injunction, or decree of any Governmental Authority.

Section 4.5 Brokers. Except for the brokers retained by the Company as set forth on Schedule 5.26, such Shareholder has not personally incurred, and will not personally incur upon the closing of the transaction described in this Agreement, any liability to any broker, finder, or agent for any brokerage fees, finder’s fees, or commissions with respect to the transactions contemplated by this Agreement.

Section 4.6 Securities Not Registered; Investment Intent. Such Shareholder acknowledges that the shares of Parent Common Stock are being issued by Parent in reliance on Section 4(2) of the Securities Act of 1933, as amended, (the “Securities Act”) and that Parent is relying on the representations and warranties of such Shareholder set forth in this Section 4.6 in establishing the availability of such exemption. Such Shareholder further acknowledges that the shares of Parent Common Stock to be acquired by such Shareholder pursuant to this Agreement have not been registered under the federal securities laws or the securities laws of any state or any other jurisdiction, and may not be offered or sold by such Shareholder unless subsequently registered under federal securities laws and any other securities laws or unless offered or sold in a transaction that is exempt from the registration provisions of the federal and other securities laws. Such Shareholder is purchasing the shares of Parent Common Stock for his, her, or its own account and for investment and not with a view towards distribution of the shares. Such Shareholder acknowledges that he, she, or it is aware of the business, affairs, and current prospects of Parent, and that he, she, or it has access to and reviewed all information regarding Parent and its business as he, she, or it deemed appropriate or desirable in connection with the acquisition of the shares of Parent Common Stock. Such Shareholder acknowledges that he, she, or it has such knowledge and experience in financial and business matters that he, she, or it is capable of evaluating the merits and risks of his, her, or its investment in the shares of Parent Common Stock.

Section 4.7 No Other Representations and Warranties. Such Shareholder acknowledges that, except to the extent provided in this Agreement, neither Parent, Buyer, nor their respective Representatives have made any representation or warranty with respect to any aspect of the business or operations of Parent, Buyer, the Company, or any of their Affiliates, including future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof), or future value of the shares of Parent Common Stock. Such Shareholder acknowledges that he, she, or it has not relied on any representation or warranty from Buyer, Parent, or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement. Such Shareholder acknowledges that he, she, it and his, her, or its Representatives have been permitted full and complete access to all information regarding Parent, Buyer and their Affiliates that such Shareholder and his, her, or its Representatives have desired or requested to see or review, and that such Shareholder and his, her, or its Representatives have had an opportunity to meet with officers and employees of Parent and/or Buyer to discuss its business to the extent so requested. Neither Parent, Buyer, the Company, nor any of their Affiliates and their respective Representatives shall have or be subject to any liability arising out of such Shareholder’s decision to acquire the shares of Parent Common Stock pursuant to this Agreement.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE MAJORITY

SHAREHOLDER

The Majority Shareholder represents and warrants to Buyer, as of the date hereof, as follows:

Section 5.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of New York, with full power and authority to conduct its business as and where now conducted, to own or use its properties at and where now owned or used by it, and to perform all its obligations under the contracts to which the Company is a party. The Company is not qualified to do business as a foreign entity in any jurisdictions, and there are no jurisdictions in which the property owned or used by it, or the nature of the business conducted by it, requires such qualification, except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

Section 5.2 No Conflict; Consents. Except as set forth on Schedule 5.2, the execution, delivery, and consummation of this Agreement by the Shareholders (i) is not contrary to the Charter Documents of the Company, (ii) does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement, or any other restriction to which the Company is a party, (iii) will not result in the creation of any Encumbrance on the properties or assets of the Company, and (iv) will not result in any acceleration or termination of any loan or security interest agreement to which the Company is a party or to which any of its assets is subject or bound. Except as may be listed on Schedule 5.2, no approval or consent of any Person is or was required to be obtained by the Company for the execution of this Agreement by the Shareholders or the consummation by the Shareholders of the transactions contemplated in this Agreement.

Section 5.3 Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, of which 3,036,875 shares are issued and outstanding and are held by the Shareholders. Appendix B sets forth a true, accurate, and complete list of the outstanding shareholders of the Company and the share holdings in the Company of each such shareholder. All of such issued and outstanding shares are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any law or of the preemptive rights or similar rights of any Person and are held of record by the Shareholders. At Closing, except for restrictions imposed by applicable federal and state securities laws, none of the Shares will be subject to any restrictions on transfer. The Company is not party to any outstanding warrant, right, option, conversion privilege, stock purchase plan, put, call or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any Shares or other securities convertible into or exchangeable for capital ownership interests of the Company (now, in the future or upon the occurrence of any contingency) or that provides for any unit appreciation or similar right. All option agreements relating to the Company that were outstanding prior to the date of this Agreement have been terminated, all amounts owed to the parties to such option agreements pursuant to such termination arrangements have been paid, and the Company has no outstanding liability in connection therewith in any manner.

Section 5.4 Subsidiaries; Investments in Other Entities. The Company does not have any subsidiaries, direct or indirect equity interest, or debt or other securities convertible into any equity, ownership, proprietary or voting interest, in any entity, corporation, or otherwise, or any right, warrant, or option to acquire any such interest.

Section 5.5 Real Property.

(a) The Company does not own any Real Property. The leased Real Property set forth on Schedule 5.5 (the “Leased Real Property”) is the only Real Property occupied or used by the Company. The Company has delivered to Buyer a complete and correct copy of the existing lease for the Leased Real Property (the “Real Property Lease”).

(b) The Real Property Lease is in full force and effect subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of rights and remedies generally, and has not been modified, amended, sublet or assigned.

(c) The rental set forth in the Real Property Lease is the actual rental being paid, and there are no separate agreements or understandings between the lessor and the Company with respect to the same.

(d) The Company has not received any written notice that there is any default by the Company under the Real Property Lease.

(e) On performance by the Company of the terms of the Real Property Lease (all of which material terms, subject to the receipt of the consent described in Schedule 5.2, have been fully performed by the lessee as of the date of this Agreement), the Company has, subject to the terms and conditions of the Real Property Lease, the right to enjoy the use of the premises demised for the full term of the Real Property Lease without disturbance by any other party, and the Company has not assigned, pledged or otherwise encumbered the Real Property Lease or any leasehold interest arising by virtue of the Real Property Lease.

(f) All security deposits required to be paid by the Company under the Real Property Lease have been made and have not been refunded or returned, or their forfeiture claimed, in whole or in part, by lessor. Lessor has acknowledged receipt of the notifications and showings required by the Real Property Lease in order to permit a change of control of the Company in connection with the transactions contemplated by this Agreement without consent of the lessor.

Section 5.6 Environmental Matters.

(a) The Company has not allowed any Hazardous Material to be used, manufactured, stored, placed, processed or released on or off-site of the Leased Real Property, in violation of any Environmental Law. To the Knowledge of the Majority Shareholder, the Leased Real Property and the Company are in compliance in all material respects with all Environmental Laws. To the Knowledge of the Majority Shareholder, the Leased Real Property is not the subject of any investigation, notice, order or agreement, or threatened investigation regarding any remedial action or the Release, threatened Release or presence of a Hazardous Material.

(b) There have not been any reports, audits or assessments initiated by or authorized by the Company or, to the Knowledge of the Majority Shareholder, requested or ordered by any Governmental Authority within three (3) years prior to the date of this Agreement pertaining to any Environmental Law, Hazardous Materials, or human health and safety at or involving the Company or the Leased Real Property.

Section 5.7 Title to and Condition of Assets. Except as set forth on Schedule 5.7, the Company has good title to or, a valid leasehold interest in, the properties and assets used by it, located on its premises or shown on the Financial Statements or acquired after the date thereof in the Ordinary Course of Business necessary to operate the business of the Company as presently conducted, free and clear of all Encumbrances other than Permitted Encumbrances. Except in the Ordinary Course of Business, all tangible and intangible assets owned by the Company are in its possession or under its control. The tangible personal property and assets used by the Company are in good operating condition and repair, subject only to routine maintenance and ordinary wear and tear, except as would not otherwise have a Material Adverse Effect.

Section 5.8 Taxes.

(a) The Company has filed on a timely basis, all Tax Returns required to be filed by it accurately reflecting all Taxes owing to the United States or any other government or any government subdivision, state, local, or foreign, or any other Taxing authority. Except as set forth on Schedule 5.8, the Company has paid in full all Taxes for which it has or may have liability, regardless of whether shown on a Tax Return. All such Tax Returns are true, correct, and complete in all material respects and all positions taken by the Company therein are supported by a reasonable basis. The Majority Shareholder has no Knowledge of any unassessed Tax deficiency proposed or threatened against the Company. Except as set forth on Schedule 5.8, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) There are no Encumbrances on the Company or any of its assets as a result of any Tax liabilities except for Taxes not yet due and payable. There are, and after the date of this Agreement will be, no Tax deficiencies of any kind assessed against or relating to the Company with respect to any Taxable period ending on or before the Closing Date.

(c) The Company has complied in all respects with all Legal Requirements relating to the payment and withholding of Taxes, and the Company has, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable Legal Requirements.

(d) The Company is not a party to any action, audit or proceeding by any Taxing or other Governmental Authority for the assessment or collection of Taxes and, to the Knowledge of the Majority Shareholder, no such action has been proposed, threatened, or asserted. The Company is not liable for the Taxes of any other Person as transferee or successor, by contract or otherwise. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of the Company for any Period and the Company has not agreed to an extension of time with respect to a Tax assessment or deficiency. Except as set forth on Schedule 5.8, neither the IRS nor any state, local, or foreign Taxing authority has audited any Tax Return filed by the Company within the past six (6) years.

(f) The Company is not a party to any Tax rulings or closing agreements. Schedule 5.8 sets forth all jurisdictions in which the Company has filed or will file Tax Returns for each Taxable period, or portion thereof, ending on or before the Closing Date. The Company has provided Buyer with true and complete copies of the Company’s Tax Returns for all Taxable periods beginning after January 1, 2006.

(g) There are no Tax sharing arrangements or similar arrangements (whether written or oral) in effect that include the Company, and the Company has no liability to any person with respect to any previously terminated Tax sharing agreement or similar arrangement, and the Company has never been a member of a consolidated, combined, or unitary group for federal or state income Tax purposes.

(h) Except as set forth on Schedule 5.8, no claim has ever been received by the Company from any Governmental Authority in any jurisdiction where the Company does not file a Tax Return that the Company is, or may be, subject to Taxation in that jurisdiction.

(i) The unpaid Taxes of the Company do not exceed in any material respect the amount accrued for such Tax liability on the most recent balance sheet contained in the Financial Statements, as adjusted for the Company’s Ordinary Course of Business through the Closing Date in accordance with the past practice and custom of the Company in filing its Tax Returns.

(j) The Company is not a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of the transactions contemplated by this Agreement pursuant to Section 280G of the Code.

(k) All nonqualified deferred compensation plans (as defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) of the Company have been operated in good faith compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder from January 1, 2005 through December 31, 2008 and have been operated in compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder from January 1, 2009 until the Closing Date.

(l) No adjustments have been made by the Company under Section 481 of the Code which will affect the Taxes of the Company for any taxable years which end on or after the Closing Date. Except as may be required due to the transactions contemplated by this Agreement, the Company is not required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in its method of accounting, (ii) any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) any installment sale, open transaction disposition or any similar transaction, or (iv) any prepaid amount received on or prior to the Closing Date.

(m) The Company has not distributed stock of another Person in a transaction that was purported or intended to be covered in whole or in part by Section 355 or 361 of the Code.

Section 5.9 Litigation. Except as set forth on Schedule 5.9, there is no action, suit, claim, demand, arbitration, or other proceeding or investigation, at law or in equity, administrative or judicial, pending or, to the Knowledge of the Majority Shareholder, threatened against or affecting the Company. Except as set forth on Schedule 5.9, the Company has not received notice that it is the subject of any investigation of any Governmental Authority, and the Company is not subject to, nor is it or has it been in default with respect to, any order, writ, injunction, or decree of any Governmental Authority. Schedule 5.9 indicates which of the matters listed are covered by valid insurance and the extent of such coverage. Schedule 5.9 also sets forth all material actions, suits, claims, demands, arbitration, or other proceedings asserted against the Company since January 1, 2009 (whether or not still pending) and a description of any settlement, judgment, or other resolution of such matter.

Section 5.10 Financial Statements. The Financial Statements: (a) have been prepared from the books and records of the Company; (b) are true, accurate, and correct in all material respects; (c) present fairly the financial position of the Company, results of its operations and changes in its financial position at and for the periods therein specified in all material respects; (d) in the case of the Audited Financial Statements, have been prepared consistent with past practices and in accordance with GAAP applied on a consistent basis; and (e) in the case of the Audited Financial Statements, include all adjustments required for a fair presentation.

Section 5.11 Indebtedness and Liens. Schedule 5.11 is a true and complete list of all outstanding obligations of the Company relating to Debt, including all Debt obligations that are secured by liens against the Company or its assets, and such schedule sets forth the amount outstanding thereunder as of the date of this Agreement.

Section 5.12 Transactions with Affiliates. Except as set forth on Schedule 5.12, there is no existing Contract or other business relationship between any Affiliate of the Company and the Company. To the Knowledge of the Majority Shareholder, no Shareholder owns, directly or indirectly, any interest in any competitor of the Company, or supplier, customer, lessor, lessee, or other third party with whom the Company transacts business other than any interest owned, directly or indirectly, by a Shareholder in securities of any Person that are listed on a national securities exchange or are traded in the over-the-counter market if such securities owned comprise less than five percent (5%) of the outstanding securities of such Person. Except as set forth on Schedule 5.12, the Company has no Debt payable to any of its Shareholders (or, to the Knowledge of the Majority Shareholder, to a member of a Shareholder’s immediate family) in any amount whatsoever other than (i) for salaries payable to employees or (ii) for expenses incurred by employees or consultants on behalf of the Company, in either case, in the Ordinary Course of Business.

Section 5.13 Capital Expenditure Plans. The Company has no commitments for material capital expenditures.

Section 5.14 Absence of Undisclosed Liabilities. Except as set forth in the Financial Statements or on Schedule 5.8 or Schedule 5.9, the Company is not obligated for, nor are its assets subject to, any material liabilities or adverse claims or obligations, absolute or contingent, except those current trade payables incurred in the Ordinary Course of Business since the most recent Financial Statements of the Company.

Section 5.15 Customers. Schedule 5.15(a) sets forth the ten (10) largest customers by dollar volume of the Company for the twelve (12) month period ended June 30, 2012. Except as set forth on Schedule 5.15(b), to the Knowledge of the Majority Shareholder, none of such customers has substantially reduced or threatened in writing to substantially reduce its relationship with the Company. Except as set forth on Schedule 5.15(c), to the Knowledge of the Majority Shareholder, no customer that had previously accounted for payments to the Company over greater than $250,000 in any twelve (12) month period in the last three (3) years has terminated any business relationship with the Company or substantially reduced its relationship with the Company since January 1, 2012.

Section 5.16 Material Contracts. Schedule 5.16 is a true, correct and complete list of all Contracts to which the Company is a party that require a payment of at least $25,000 per annum and are not terminable by the Company without penalty upon thirty (30) days’ notice or less. With respect to each such Contract, except as set forth on Schedule 5.16: (a) the Contract is in full force and effect and is legal, valid, binding on, and enforceable in all material respects against the Company, and to the Knowledge of the Majority Shareholder, all other parties thereto; and (b) neither the Company, and to the Knowledge of the Majority Shareholder, any other party thereto, is in material breach or default of such Contract, and no event has occurred that with notice or lapse of time would constitute a material breach or default of such Contract, or permit modification, acceleration or early termination, under the Contract. Schedule 5.16 includes a description of any consents or approvals required of third parties under the terms of such Contracts for the consummation of the transactions contemplated by this Agreement. A true, correct, and complete copy of each written, and a description of each oral, Contract so listed has been delivered to Buyer or its counsel.

Section 5.17 Receivables. Schedule 5.17 contains a detailed aging schedule by customer for the Company as of July 31, 2012, which is a true, correct, and complete list of the accounts receivable of the Company as of that date. All accounts receivable of the Company represent valid claims that have arisen in the Ordinary Course of Business. Except as set forth on Schedule 5.17, no set-offs exist respecting any such accounts receivable.

Section 5.18 Employment Matters. Except as set forth on Schedule 5.18, the Company is not a party to, participant in, or bound by, any collective bargaining agreement, union contract or employment, bonus, deferred compensation, insurance, profit sharing or similar personnel arrangement, any equity purchase, option or other equity plans or programs or any employee termination or severance arrangement.

Section 5.19 Employees. Schedule 5.19 is a true and correct list of all employees of the Company, their accrued vacation and sick pay, their title and their annual compensation. A true, correct, and complete copy of each written employment contract with any employee has been delivered or made available to Buyer or its counsel. The Company has made no oral employment arrangement or obligation with any Person other than the offer of at-will employment and except for the arrangements described on Schedule 5.18 the Company has not made any commitment to an employee (whether orally or in writing) for the provision of any severance or other benefits upon termination of employment with the Company.

Section 5.20 Employee Benefit Plans and Other Plans. Except as set forth on Schedule 5.20, neither the Company nor any Controlled Group Member, directly or indirectly, maintains, sponsors, or has any obligation or liability with respect to any “employee benefit pension plan” as defined in Section 3(1) of ERISA, any “employee welfare benefit plan” as defined in Section 3(2) of ERISA, or any bonus, incentive, deferred compensation, retiree medical, severance, fringe benefit, or other benefit, plan, program, or arrangement (hereinafter referred collectively to as the “Benefit Plans” and each individually as a “Benefit Plan”). For purposes of this Agreement, “Controlled Group Member” means the Company and any Person which is required to be aggregated with the Company under Sections 414(b), (c), (m) or (o) of the Code. Except as set forth on Schedule 5.20:

(a) Each Benefit Plan has been substantially maintained in accordance with its terms and in all material respects with the requirements of applicable Legal Requirements.

(b) Each Benefit Plan and any trust created thereunder: (i) is, and has been, in compliance in all material respects with the applicable requirements of ERISA and (ii) has satisfied in all material respects the applicable provisions of the Code.

(c) Except as provided on Schedule 5.20, none of the Benefit Plans: (i) is subject to Title IV of ERISA; (ii) is a “multiemployer plan” as described in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA; or (iii) provides retiree medical or retiree life coverage for any employee or any beneficiary of any employee after the employee’s termination or employment with the Company other than continuation coverage required by applicable law, the cost of which is fully paid by the former employee or his dependent.

(d) All material payments have been made of amounts that the Company, or any Controlled Group Member, is required, under applicable law or under the Benefit Plan, to have paid up through and including the date on which the Closing Date shall occur as a contribution or a benefit for all the Benefit Plans. All contributions required to be made by, and all other liability of, the Company with respect to the Benefit Plan for the periods covered by the Financial Statements shall have been set forth on the appropriate Financial Statement in accordance with GAAP. The documents relating to the Benefit Plans that have been provided to Buyer or its Representatives are a complete and accurate copy of the documents applicable to the benefits to which any participant is entitled under the Benefit Plans and there are no other documents evidencing any terms of the Benefit Plans or rights of any Person in connection with the Benefit Plans.

Section 5.21 Licenses and Permits. The Company possesses all franchises, licenses, easements, permits, and other authorizations from Governmental Authorities and from all other Persons that are necessary to permit the Company to engage in its business as presently conducted and to use and occupy the Leased Real Property as such facility is presently being used and occupied, except where a failure to so possess would not reasonably be expected to have a Material Adverse Effect. A true and correct copy of each such franchise, license, permit, and other authorization has been furnished to Buyer and its counsel.

Section 5.22 Compliance with Laws. The Company is in compliance and has at all times been in compliance in all material respects with all Legal Requirements affecting the Company, including, without limitation, the Foreign Corrupt Practices Act.

Section 5.23 Intellectual Property.

(a) For purposes of this section, the following terms have the following definitions:

(i) “Intellectual Property of the Company” means all Owned IP and all Licensed IP.

(ii) “Licensed IP” shall mean any Intellectual Property owned by another Person that is necessary to or used by the Company, including the design, manufacture and use of the products and services of the Company as currently operated, including off-the-shelf software, but shall specifically not include the Owned IP.

(iii) “Owned IP” shall mean any Intellectual Property that is owned by the Company, whether or not such Intellectual Property has been registered with any Governmental Authority.

(b) Except as set forth on Schedule 5.23, the Company owns all right, title, and interest to (including, without limitation, the exclusive rights to use, license, make, have-made, sell, offer for sale, import, export, copy, display, prepare derivative works from, distribute, perform and exploit in any other manner, the same) the Owned IP, free and clear of any Encumbrances, other than Permitted Encumbrances (and without obligation to pay any royalty or other fees with respect thereto). All Licensed IP has been properly licensed from the owner of such Licensed IP, and the Company is in compliance with such Licenses in all material respects. The Intellectual Property of the Company set forth on Schedule 5.23 constitutes all Intellectual Property (other than Licensed IP for off-the-shelf applications) reasonably necessary for operation of the business as presently conducted. The Company has no liability to third parties for infringement or violation of any intellectual property rights of third parties with respect to the Owned IP. Except as set forth on Schedule 5.23, no item constituting part of the Owned IP has been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office, or any other Governmental Authority, domestic or foreign, or a duly accredited and appropriate domain name registrar. Schedule 5.23 sets forth all license agreements for the Licensed IP, other than off-the-shelf software; and no notice of any default has been received by the Company under any such Licensed IP which remains uncured and the execution, delivery or performance of the Company’s obligations hereunder will not result in such a default. Each such license agreement is a legal, valid and binding obligation of the Company and, to the Knowledge of the Majority Shareholder, each of the other parties thereto, enforceable in accordance with the terms thereof. Neither the Company, nor to the Knowledge of the Majority Shareholder any other party thereto is in material breach or default of any license agreement set forth on Schedule 5.23, and no event has occurred that with notice or lapse of time would constitute a material breach or default of such license agreement, or permit modification, acceleration, or early termination, under the license agreement.

(c) Except as set forth on Schedule 5.23, (i) there are no pending or, to the Knowledge of the Majority Shareholder, threatened proceedings or litigation or other claims made against the Company asserting the invalidity, misuse, or unenforceability of any of the Intellectual Property of the Company, and, to the Knowledge of the Majority Shareholder, there are no valid grounds for the same, (ii) the Company has not received any notice, and the Majority Shareholder has no Knowledge of any facts or information which indicate a reasonable likelihood, that the activities of the Company has infringed, misappropriated, or conflicted with, or infringes, misappropriates, or conflicts with any Intellectual Property of another Person, (iii) to the Knowledge of the Majority Shareholder, the Owned IP has not been infringed, misappropriated, or conflicted by any other Person, and (iv) none of the Owned IP is, to the Knowledge of the Majority Shareholder, subject to any outstanding order, decree, judgment, stipulation, or agreement restricting the scope, disposition or use thereof.

(d) It will not be necessary to utilize any inventions, trade secrets, or proprietary information of the Company’s current or former employees or consultants made prior to or during their employment or engagement by the Company, except for inventions, trade secrets, or proprietary information that have been assigned or licensed to the Company or were developed as “works-made-for-hire,” as that term is defined under Section 101 of the United States Copyright Act, 17 U.S.C. § 101. All Intellectual Property rights relating to products prepared or developed by consultants for or to the Company, and any predecessor in interest, have been properly assigned in full and in writing or licensed in writing to the Company, or were developed as “works-made-for-hire,” as that term is defined under Section 101 of the United States Copyright Act, 17 U.S.C. § 101. The Company has not created materials for any client that would be considered as “work-made-for-hire” as that term is defined under Section 101 of the United States Copyright Act, 17 U.S.C. § 101.

Section 5.24 Powers of Attorney; Bank Accounts. Except as set forth on Schedule 5.24(a), the Company has not given to any Person for any purpose any power of attorney (irrevocable or otherwise) that is presently in effect. Schedule 5.24(b) sets forth a true and correct list of each bank account of the Company and identifies the authorized signatories thereon.

Section 5.25 Insurance. Schedule 5.25 is a true and correct list of all the policies of insurance (other than those policies listed on Schedule 5.20) covering the Company and/or its properties and assets that are presently in force. To the Knowledge of the Majority Shareholder, all of such insurance policies are in full force and effect and all premiums, retention amounts, and other related expenses due have been paid, and the Company has not received any notice of cancellation with respect to any of the policies. True and correct copies of such policies have been made available to Buyer or its counsel, along with any and all schedules relating to such policies.

Section 5.26 Brokerage and Finder’s Fees. Except as set forth on Schedule 5.26, the Company has not incurred, or will not incur upon the closing of the transactions described in this Agreement, any liability to any broker, finder, or agent for any brokerage fees, finder’s fees, or commissions with respect to the transactions contemplated by this Agreement.

Section 5.27 Governing Documents; Officers and Directors. True, accurate, and complete copies of the Charter Documents of the Company, as well as all similar agreements governing the operation of the Company and/or its relationship with its shareholders, together with all amendments thereto, have been delivered to Buyer or its counsel. The Company has furnished to Buyer or its counsel accurate and complete copies of all resolutions adopted and all actions taken, authorized, or ratified by the board of directors or shareholders of the Company within the past two (2) years, and accurate and complete copies of the share ledger and share journals of the Company. Schedule 5.27 sets forth a true and correct list of the officers and directors of the Company.

Section 5.28 No Changes. Except as set forth on Schedule 5.28, since January 1, 2012, the Company has operated only in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth on Schedule 5.28, since January 1, 2012 there has not been:

(a) any damage, destruction, or other casualty affecting any material assets of the Company (whether or not covered by insurance);

(b) any sale, assignment, sublease, termination, or modification of any Contract of the type required by Section 5.16 above to be listed on Schedule 5.16;

(c) any mortgage, pledge, or subjection to Encumbrance of any kind of any of the assets of the Company, other than Permitted Encumbrances;

(d) (i) any increase of ten percent (10%) or more in the salaries or other compensation payable or to become payable to, or any increase of ten percent (10%) or more in, or any addition to, other benefits (including without limitation any bonus, profit-sharing, pension or other Benefit Plan) to which any of the Company’s officers or employees who earned in 2011, or are expected to earn in 2012, in excess of $100,000 may be entitled, unless such increase was given in the Ordinary Course of Business, or (ii) any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the Ordinary Course of Business made pursuant to the Benefit Plans described on Schedule 5.20;

(e) any making or authorization of any material capital expenditures outside of the Ordinary Course of Business;

(f) any sale, transfer, license, or other disposition of any assets of the Company tangible or intangible, (in one or more transactions) with a net book value in excess of $10,000 in the aggregate except in the Ordinary Course of Business;

(g) termination, nor, to the Knowledge of the Majority Shareholder, any threatened termination in writing, of any material Contract with any customer or supplier (other than a termination pursuant to the expiration of the term of such Contract);

(h) any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by the Company, other than the payment, discharge or satisfaction, in the Ordinary Course of Business, of liabilities or obligations either (i) shown or reflected on the most recent Financial Statements of the Company, or (ii) incurred in the Ordinary Course of Business since the date of such Financial Statements;

(i) any write-offs as uncollectible of any notes or accounts receivable of the Company or write-downs of the value of any assets by the Company, other than the write-off of any notes or account receivables or write-down of any assets with a value (before valuation or other reserves) of less than $25,000 in the aggregate for all such write-offs and write-downs;

(j) any change by the Company in any method of accounting or keeping its books of account or accounting practices or policies or method of application thereof, including, but not limited to, changes in estimates or valuation methods;

(k) any payment or distribution of any kind (however described), loan or advance of any amount to or in respect of, or the sale, transfer, or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any material agreement, arrangement, or transaction with, any Shareholder except for: (i) compensation to the officers and employees of the Company, in each case at rates not exceeding the rates of compensation disclosed on Schedule 5.19 or in accordance with Section 5.28(d) above; and (ii) reimbursement for reasonable business expenses in the Ordinary Course of Business; or

(l) any election, revocation, or amendment of any Tax election, any settlement or compromise of any claim or assessment with respect to Taxes, any execution of any closing agreement, any execution or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes, or any amendment of any Tax Return.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent, jointly and severally, represent and warrant to the Shareholders, as of the date hereof, as follows:

Section 6.1 Organization and Standing. Buyer is a corporation duly formed, validly existing, and in good standing under the laws of the State of Ohio. Buyer was formed for the purpose of consummating the transactions contemplated by this Agreement and has no business operations. Parent is a corporation incorporated and validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business, to own or use its properties, and to perform all of its obligations under this Agreement.

Section 6.2 Authority of Buyer. The execution, delivery, and consummation of this Agreement by Buyer and Parent have been duly authorized by the board of directors of Buyer and by the board of directors of Parent in accordance with all applicable Legal Requirements and the organizational documents of Buyer and Parent, and at the Closing Date no further action will be necessary on the part of Buyer and Parent to make this Agreement valid and binding on Buyer and Parent and enforceable against Buyer and Parent in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby may be affected by bankruptcy, reorganization, moratorium, insolvency, public policy, and similar laws of general application affecting the rights and remedies of creditors and by general equity principles. The execution, delivery, and consummation of this Agreement by Buyer and Parent are not contrary to the organizational documents of Buyer or Parent. No approval or consent of any Person is or was required to be obtained by Buyer or Parent for the authorization of this Agreement or the consummation by Buyer or Parent of the transactions contemplated in this Agreement.

Section 6.3 Brokerage and Finder’s Fees. Neither Buyer nor Parent has incurred, or will incur upon the closing of the transaction described in this Agreement, any liability to any broker, finder, or agent for any brokerage fees, finder’s fees, or commissions with respect to the transactions contemplated by this Agreement.

Section 6.4 Litigation. There is no action, suit, claim, demand, arbitration, or other proceeding or investigation, at law or in equity, administrative or judicial, pending or, to the Knowledge of Buyer and Parent, threatened against or affecting Buyer or Parent that would materially and adversely affect Buyer or Parent or would prohibit Buyer or Parent from entering into this Agreement. Neither Buyer nor Parent has received notice that either is the subject of any investigation of any Governmental Authority that would materially and adversely affect Buyer and Parent or would prohibit Buyer and Parent from entering into this Agreement, and neither are subject to, nor have they been in default with respect to, any order, writ, injunction, or decree of any Governmental Authority.

Section 6.5 Compliance with Laws. Buyer and Parent are in compliance in all material respects with all Legal Requirements affecting Parent’s operations that would materially and adversely affect the consummation of this Agreement, including, without limitation, the Foreign Corrupt Practices Act

Section 6.6 Issuance of Shares. The shares of Parent Common Stock being issued to the Shareholders have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, and are not being issued in violation of, any preemptive rights or any applicable securities laws and regulations.

Section 6.7 SEC Reports. Parent has filed all material reports, schedules, forms, statements, and other documents required to be filed by Parent under the Securities Act or the Securities and Exchange Act of 1934, as amended.

Section 6.8 No Other Representations and Warranties. Buyer and Parent acknowledge that, except to the extent provided in this Agreement, neither the Shareholders nor their respective Representatives have made any representation or warranty with respect to (i) any forecasts, projections, estimates or budgets delivered or made available to Buyer or Parent of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the business of the Company, or (ii) any other information or documents made available to Buyer, Parent or their Representatives with respect to the Company. Buyer acknowledges that it has not relied on any representation or warranty from any Shareholder or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement. Buyer acknowledges that it and its Representatives have been permitted full and complete access to the books and records of the Company, with respect to the Company, that Buyer and its Representatives have desired or requested to see or review, and that Buyer and its Representatives have had an opportunity to meet with officers and employees of the Company to discuss its business. Neither the Shareholders nor any of their Affiliates and their respective Representatives shall have or be subject to any liability to Buyer resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents or material made available to Buyer in any “data rooms,” management presentations or in any other form in expectation of the transactions contemplated hereby.

ARTICLE VII

CLOSING

Section 7.1 Closing. The consummation of the transactions provided for in this Agreement (the “Closing”) shall take place through the simultaneous exchange of electronic or facsimile signatures and delivery of the items set forth in Sections 7.2 and 7.3 as of the date of this Agreement (the “Closing Date”).

Section 7.2 Closing Deliveries of the Majority Shareholder. At or before the Closing, the Majority Shareholder shall deliver the following to Buyer:

(a) a true and correct copy of the Company’s Certificate of Incorporation, certified by the Secretary of State of the State of New York of a date not more than ten (10) days prior to the Closing Date;

(b) a certificate of good standing from each jurisdiction set forth in Section 5.1 as to the good standing of the Company, which will be dated not more than ten (10) days prior to the Closing Date;

(c) the original stock certificates evidencing each Shareholder’s ownership of the Shares, duly endorsed for transfer to Buyer or accompanied by a duly endorsed stock power, or to the extent any such certificate is not available an affidavit in form satisfactory to Buyer attesting to the loss of such certificate and authorizing the Company to register the transfer of such Shares into the name of Buyer and re-issue a certificate;

(d) a written resignation and release from each officer and director of the Company;

(e) a non-foreign affidavit from each Shareholder, dated as of the Closing Date, in form and substance required under Treasury Regulations issued under Section 1445 of the Code stating that such Shareholder is not a foreign person as defined in Section 1445 of the Code;

(f) a release, duly executed by each Shareholder in form satisfactory to Buyer, to the effect that following the Closing, the Company shall have no obligations or liabilities of any kind to such Shareholder or any of its respective Affiliates; and

(g) a certificate of an authorized officer of the Company, dated the Closing Date, (i) certifying that the document delivered pursuant to Section 7.2(a) is in effect and has not been amended or modified, and (ii) attaching a true and correct copy of the bylaws of the Company, and certifying that it is in effect and has not been amended or modified;

(h) a payoff and release letter from each investment banker, attorney, or other advisor to the Company that has an outstanding balance owed by the Company for expenses incurred in connection with the consummation of the transactions contemplated by this Agreement, which letter shall (i) set forth the entire outstanding amount owed as of the Closing Date, (ii) provide for a complete release of the Company for any other amounts that may become due and owing after the Closing Date, and (iii) an acknowledgement that such party shall look solely to the Shareholders for any obligation becoming due or owing following the Closing Date;

(i) UCC-3 termination statements and other terminations, pay-offs, and/or releases, necessary to terminate and release any and all liens or securities interests relating to the obligations set forth on Schedule 5.11;

(j) the corporate record books, minute books, and stock ledgers of the Company; and

(k) all consents set forth on Schedules 4.3 and 5.2.

Section 7.3 Closing Deliveries of Buyer. At or before the Closing, Buyer and Parent shall deliver the following to the Majority Shareholder:

(a) a true and correct copy of Buyer’s Articles of Incorporation, certified by the Secretary of State of Ohio, and Parent’s Articles of Incorporation, certified by the Secretary of State of the State of Delaware, of a date not more than ten (10) days prior to the Closing Date;

(b) a certificate as to the good standing of Buyer certified by the State of Ohio and a certificate as to the good standing of Parent certified by the State of Delaware;

(c) certificates of authorized officers of Buyer and Parent, dated the Closing Date, (i) certifying that the document delivered pursuant to Section 7.3(a) is in effect and has not been amended or modified, (ii) attaching a true and correct copy of Buyer’s bylaws and certifying that it is in effect and has not been amended or modified, (iii) attaching copies of resolutions, duly adopted by the sole member of Buyer and by the board of directors of Parent authorizing the execution and delivery of this Agreement and each of the Ancillary Agreements and the performance of the transactions contemplated hereby and thereby, and certifying that such resolutions are in effect and have not been amended or modified, and (iv) certifying the incumbency of the officers of Buyer and Parent who are executing this Agreement;

(d) evidence of payment of the cash and stock portions of the Purchase Price, as required by Section 3.1;

(e) a release, duly executed by the Company in form satisfactory to the Majority Shareholder, to the effect that following the Closing, none of the Shareholders, Vivianne Nahmias, Dan Nahmias or Joseph Namhias shall have any obligations or liabilities of any kind to the Company; and

(f) original stock certificates evidencing the shares of Parent Common Stock to be issued in the name of each Shareholder on the Closing Date pursuant to Section 3.1(a); provided, however, Buyer may deliver such certificates to the Majority Shareholder within three (3) days following Closing to the extent that the certificates cannot be issued on the Closing Date.

ARTICLE VIII

REMEDIES

Section 8.1 General Indemnification Obligation.

(a) Each Shareholder severally and not jointly agrees, subject to the limitations contained in Section 8.3, to indemnify and hold harmless Buyer and Parent and their respective officers, managers, members, directors, employees, agents and Affiliates (each a “Buyer Indemnified Party”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including but not limited to reasonable attorneys’ fees) and disbursements (collectively “Losses”) actually sustained by any of such Persons based upon, arising out of, or otherwise in respect of:

(i) any inaccuracies in or any breach of any representation or warranty of such Shareholder contained in Article IV of this Agreement; and

(ii) any breach of any covenant or agreement of such Shareholder contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto); and

(b) The Shareholders agree, subject to the limitations contained in Section 8.3, to indemnify and hold harmless a Buyer Indemnified Party from and against any and all Losses actually sustained by any of such Persons based upon, arising out of, or otherwise in respect of:

(i) any inaccuracies in or any breach of any representation or warranty of the Majority Shareholder contained in Article V of this Agreement;

(ii) Taxes (or the non-payment thereof) of the Company for, or with respect to, taxable periods ending on or before the Closing Date and, with respect to taxable periods beginning before and ending after the Closing Date, Taxes of the Company to the extent such Taxes are attributable to the portion of the taxable period ending on the Closing Date (in all cases allocated in accordance with the principles of Section 9.2 below), and Taxes of any other Person imposed on the Company pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, operation of law or otherwise, which both (a) relate to an event or transaction occurring on or before the Closing Date, and (b) are properly allocable (under principles similar to those of Section 9.2 below) to taxable periods of such Person ending on or before the Closing Date and, with respect to taxable periods of such Person beginning before and ending after the Closing Date, Taxes of such Person to the extent such Taxes are attributable to the portion of the taxable period ending on the Closing Date; and

(iii) the Second Step Merger, including, without limitation, any award of consideration to a shareholder of the Company who has properly exercised his, her, or its appraisal rights in accordance with Section 623 of the New York Business Corporation Law in connection with the Second Step Merger to the extent such award exceeds the Net Share Price on a per share basis.

(c) Buyer and Parent, jointly and severally, shall indemnify and hold harmless each Shareholder, and its respective officers, directors, employees, agents and Affiliates (each a “Seller Indemnified Party”) from and against any and all Losses actually sustained by any of such Persons based upon, arising out of or otherwise in respect of:

(i) any inaccuracies in or any breach of any representation or warranty of Parent or Buyer contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto);

(ii) any breach of any warranty, covenant, or agreement of Parent or Buyer contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto); and

(iii) any liability, loss, or obligation resulting from the operation of the Company or any of its business from and after the Closing Date.

Section 8.2 Notice and Opportunity to Defend.

(a) As soon as is reasonably practicable after a Seller Indemnified Party or Buyer Indemnified Party, as the case may be, becomes aware of any claim that it has under Section 8.1 that may result in a Loss (a “Liability Claim”), such Person (the “Indemnified Party”) shall give notice thereof (a “Claims Notice”) to the party hereto that is obligated to indemnify the Indemnified Party with respect to such claim (the “Indemnifying Party”). A Claims Notice shall describe the Liability Claim in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 8.2(a) shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party, unless such delay or failure has materially prejudiced the Indemnifying Party.

(b) To the extent that any Liability Claim relates to a third party proceeding (a “Third Party Claim”), the Indemnifying Party may elect, by providing written notice to the Indemnified Party within thirty (30) days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 8.2(b), the Indemnified Party may continue to defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 8.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim or (ii) a settlement of, or adverse judgment with respect to, the Third Party Claim would reasonably be expected to have a material adverse effect on, or is likely to establish a precedential custom or practice materially adverse to the continuing business or Tax position of, the Indemnified Party (including, without limitation, any increase in the Tax liability of Buyer, the Company, or any Affiliate thereof), the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim which (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim, or (ii) grants any injunctive or equitable relief, or (iii) may reasonably be expected to have a material adverse effect on, or is likely to establish a precedential custom or practice material adverse to, the continuing business or Tax position of the Indemnified Party (including, without limitation, any increase in the Tax liability of Buyer or any Affiliate thereof). The Indemnified Party shall not settle any Third Party Claim, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

(c) In the event that any Indemnified Party asserts a claim for indemnification that does not involve a Third Party Claim (a “Non-Third Party Claim”), the Indemnified Party shall deliver a Claims Notice to the Indemnifying Party with respect to such Non-Third Party Claim, which Claims Notice shall contain (i) a description in reasonable detail of the facts giving rise to the claim for indemnification, (ii) if then known, the amount or the method of computation of the amount of such claim, and (iii) a reference to the provision of this Agreement upon which such claim is based. If the Indemnifying Party does not respond to a Claims Notice relating to a Non-Third Party Claim within thirty (30) days after receipt thereof by written notice to the Indemnified Party (x) stating that the Indemnifying Party objects to the amount or liability for each Non-Third Party Claim set forth in the Claims Notice, and (y) providing a description in reasonable detail of the basis for such objection, then the Indemnifying Party shall be deemed to have finally and conclusively accepted liability for such Non-Third Party Claim in the amount set forth in the Claims Notice. After the giving of any Claims Notice pursuant to this Section 8.2(c), the amount of indemnification to which an Indemnified Party shall be entitled shall be determined: (A) by the written agreement between the Indemnified Party and the Indemnifying Party; (B) by a final judgment or decree of any court of competent jurisdiction; (C) by the previous sentence; or (D) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it. The portion of any Non-Third Party Claim that is determined to be actually due and owing by an Indemnified Party in accordance with this Section 8.2(c) shall accrue interest from the date of the Claims Notice to which it first relates at a rate equal to the published prime rate of interest of Citibank, N.A., in effect in New York, New York on the date of such Claims Notice.

(d) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article VIII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery and any taxes resulting therefrom), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

Section 8.3 Survivability / Limitations on Indemnification.

(a) The representations and warranties of the Majority Shareholder, each Shareholder, Buyer and Parent contained in this Agreement or in any Ancillary Agreement, and the right of any Shareholder, Buyer and Parent to seek indemnification as a result of any breach of or inaccuracy in any representation or warranty, shall survive until the first (1st) anniversary of the Closing Date (the “Expiration Date”); provided, however, that:

(i) the Expiration Date will not apply for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties of the Company or any Shareholder contained in Section 4.1 (Authority), Section 4.2 (Title to Shares), Section 4.5 (Brokers), Section 4.6 (Securities Not Registered; Investment Intent), Section 4.7 (No Other Representations and Warranties), Section 5.1 (Organization and Standing), Section 5.2 (Authority), Section 5.3 (Capitalization), or Section 5.26 (Brokerage and Finders Fees);

(ii) the representations and warranties of the Company contained in Section 5.6 (Environmental Matters), Section 5.8 (Taxes), and Section 5.20 (Employee Benefit Plans and Other Plans) shall survive for the duration of any applicable statute of limitations, the duration of any suspension, waiver or extension thereof, and for ninety (90) days thereafter;

(iii) all of the covenants and agreements of any Shareholder, Buyer, and Parent contained in this Agreement shall survive after the date of this Agreement and be enforceable in accordance with their terms without expiration; and

(iv) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 8.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved.

The representations and warranties listed in clauses (i) and (ii) of this Section 8.3(a) are referred to as the “Fundamental Representations”.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Shareholders shall not have any liability to indemnify any Buyer Indemnified Party for any Loss under Section 8.1(b)(i) until the aggregate amount of all Losses sustained by one or more Buyer Indemnified Parties exceeds $240,000 in the aggregate (the “Basket”), in which case each Buyer Indemnified Party shall be entitled to indemnification hereunder to the full extent of such Losses (including the Losses included in the Basket), subject to the other provisions of this Section 8.3. Notwithstanding anything to the contrary contained in this Agreement, the Basket shall not apply to Losses sustained by Buyer as a result of the breach of a Fundamental Representation or Losses that are determined by a court of competent jurisdiction to arise from fraud by any Shareholder.

(c) Notwithstanding anything to the contrary contained in this Agreement:

(i) The liability of the Shareholders pursuant to Section 8.1(b) shall be joint to the extent of the available funds remaining in the Escrow Amount, if any. Thereafter, the liability of the Shareholders pursuant to Section 8.1(b) shall be several and not joint and each Shareholder’s liability shall be limited to his, her, or its Pro Rata Portion of any such Loss.

(ii) The maximum aggregate liability of any individual Shareholder pursuant to Section 8.1(b) (the “Individual Cap”) shall be such Shareholder’s Pro Rata Portion of $3,000,000; provided, however, that the Individual Cap shall not apply to Losses sustained by Buyer as a result of the breach of a Fundamental Representation or Losses that are determined by a court of competent jurisdiction to arise from fraud by such Shareholder.

(iii) The maximum aggregate liability of any individual Shareholder pursuant to Section 8.1(a) and Section 8.1(b), including for Losses sustained by Buyer as a result of the breach of a Fundamental Representation (the “Individual Overall Cap”), shall be such Shareholder’s Pro Rata Portion of the Purchase Price; provided, however, that the Individual Overall Cap shall not apply to Losses that are determined by a court of competent jurisdiction to arise from fraud by such Shareholder.

(d) Notwithstanding anything to the contrary contained in this Agreement, Buyer and Parent shall not have to indemnify any Seller Indemnified Party for any Loss under Section 8.1(c) until the aggregate amount of all Losses sustained by one or more Company Indemnified Parties exceeds the Basket, in which case each Seller Indemnified Party shall be entitled to indemnification hereunder to the full extent of Losses (including the Losses included in the Basket), up to but not exceeding, in the aggregate, $3,000,000.

(e) Absent fraud or criminal activity, the indemnification provided for in Section 8.1 of this Agreement shall be the sole and exclusive post-Closing remedy available to any party against the other parties for any Losses arising under or based upon this Agreement or the transactions contemplated hereby.

(f) Except in the case of (i) fraud, (ii) criminal activity, (iii) Losses owing to a third party in connection with a Third Party Claim, or (iv) as provided in the following sentence, no party hereto will be entitled to receive from any other party hereto punitive or consequential damages as a result of Losses hereunder. Each Shareholder acknowledges that the Purchase Price was determined by Buyer based on a multiple of the revenue of the Company.

(g) For the purposes of the indemnification provisions set forth in this Article VIII, any Losses shall be determined on a net basis after giving effect to any actual cash payments, setoffs, recoupment, indemnifications or any other payments in each case received, realized, or retained by the Indemnified Party (including any amounts recovered by the Indemnified Party from insurance providers) as a result of any event giving rise to a claim for such indemnification. In the event that any Buyer Indemnified Party is indemnified pursuant to Section 8.1(b)(ii) above for any uncollected accounts receivable, then to the extent the Buyer Indemnified Party recovers such accounts receivable after the time such indemnity payment has been made, Buyer shall promptly pay to the Seller Indemnifying Party or Parties the amount of such recovery.

(h) Each of the parties agrees to take all reasonable steps required by applicable Legal Requirements to mitigate their respective Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder. Without limiting the generality of the forgoing, Buyer shall use the same efforts in the collection of any accounts receivable of the Company outstanding as of the Closing Date as used by Parent and Buyer in the collection of their own accounts receivable.

(i) No Buyer Indemnified Party shall have any right to indemnification under this Article VIII with respect to any Loss or alleged Loss to the extent of any portion of such Loss that was included as an adjustment in the determination of Closing Date Working Capital pursuant to Section 3.2.

(j) Except with respect to the matters set forth on Schedule 8.3(j), no Shareholder shall have any obligation to indemnify any Buyer Indemnified Party for any Loss under Section 8.1(b)(i) relating to any inaccuracy or breach of any representation or warranty of the Majority Shareholder if and to the extent that (i) Buyer or any Buyer Indemnified Party had actual knowledge of such inaccuracy or breach arising from written information provided in the period between April 27, 2012 and the date of this Agreement, (ii) the CEO or CFO of Buyer fully understood the scope and significance of such knowledge prior to the date of this Agreement, and (iii) such Losses arose from the inaccuracy or breach to which Buyer had such knowledge.

(k) Buyer shall promptly provide the Majority Shareholder with a copy of any notice received from a shareholder of the Company purporting to exercise his, her, or its appraisal rights in accordance with Section 623 of the New York Business Corporation Law following the Second Step Merger (a “Dissenting Party”). The Majority Shareholder, on behalf of the Shareholders, shall be entitled to lead the negotiation with any Dissenting Party, including in connection with any resulting legal proceeding, to the extent the Majority Shareholder complies with the provisions of Section 8.2(b) regarding diligent conduct and the consent requirements thereof.

Section 8.4 Manner of Satisfying Losses.

(a) Payments owed by any Shareholder in satisfaction of the indemnification obligations pursuant to Section 8.1(a) shall be satisfied in the following manner:

(i) First, through offset against the remaining funds in the Escrow Account to the extent of such Shareholder’s remaining Pro Rata Portion of the original $3,000,000 Escrow Amount (after taking into account amounts previously offset with respect to such Shareholder pursuant to this Section 8.4(a)(i) and Section 8.4(b)(i)), and

(ii) Second, to the extent amounts recovered by a Buyer Indemnified Party pursuant to Section 8.4(a)(i) above are not sufficient to satisfy all such indemnification obligations, then such Shareholder’s obligations shall be paid, at the sole discretion of such Shareholder, in cash or through the surrender of a portion of the shares of Parent Common Stock received by such Shareholder under this Agreement valued at the market price of Parent Common Stock at the time the amount of the Loss is finally determined by agreement of the parties, or to the extent necessary, by a court of competent jurisdiction.

(b) Payments owed by any Shareholder in satisfaction of the indemnification obligations pursuant to Section 8.1(b) shall be satisfied in the following manner:

(i) First, through offset against the remaining funds in the Escrow Account to the extent of such Shareholder’s remaining Pro Rata Portion of the original $3,000,000 Escrow Amount (after taking into account amounts previously offset with respect to such Shareholder pursuant to this Section 8.4(b)(i) and Section 8.4(a)(i)), and

(ii) Second, to the extent amounts recovered by a Buyer Indemnified Party pursuant to Section 8.4(b)(i) above are not sufficient to satisfy all such indemnification obligations, then such Shareholder’s obligations shall be paid, at the sole discretion of such Shareholder, in cash or through the surrender of a portion of the shares of Parent Common Stock received by such Shareholder under this Agreement valued at the market price of Parent Common Stock at the time the amount of the Loss is finally determined by agreement of the parties, or to the extent necessary, by a court of competent jurisdiction.

(c) Payments owed by Buyer or Parent in satisfaction of their indemnification obligations pursuant to this Article VIII shall be paid to the relevant Shareholder or Shareholders in cash.

(d) As described in more detail in the Escrow Agreement, (i) on September 30, 2013, all of the Escrow Amount in excess of the total of (A) $500,000 plus (B) the face amount of any then pending Liability Claims, shall be released to the Disbursing Agent and (ii) on September 1, 2014, any remaining portion of the Escrow Amount (less the face amount of any then pending Liability Claims) shall be released to the Disbursing Agent. Following September 1, 2014, as any such pending Liability Claim is resolved, any portion of the remaining Escrow Amount relating to such claim that is not released to Buyer shall be released to the Disbursing Agent. Any portion of the Escrow Amount received by the Disbursing Agent shall be distributed to all Entitled Parties in proportion to their respective Adjusted Ownership Percentages.

Section 8.5 Treatment of Indemnification Payments. All indemnification payments made by any party hereto will be treated as adjustments to the Purchase Price.

ARTICLE IX

TAX MATTERS

Section 9.1 Cooperation in Tax Matters. Buyer, the Majority Shareholder, and the Company shall cooperate fully as and to the extent reasonably requested by any of the parties to this Agreement, in connection with the filing of Tax Returns pursuant to this Article IX and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request of any of the Majority Shareholder or Buyer) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding. So long as taxable periods of, or related to, the Company ending on or before the Closing Date remain open, Buyer will promptly notify the Majority Shareholder in writing of any pending or threatened Tax audits or assessments for which Shareholders have or may have liability. Each Shareholder will promptly notify Buyer in writing of any written or other notification received by such Shareholder from the Internal Revenue Service or any other taxing authority of any proposed adjustment raised in connection with a Tax audit, examination, proceeding or determination of a taxable period of the Company ending on or before the Closing Date.

Section 9.2 Tax Returns. Buyer shall prepare or cause to be prepared, and file or cause to be filed, (i) all Tax Returns of the Company for all Tax periods ending on or before the Closing Date (a “Pre-Closing Period”), the Tax Returns of which have not been filed by the Company as of the Closing Date, and (ii) for all Tax periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”), which Tax Returns in the case of clauses (i) and (ii) shall be prepared in a manner consistent with the past practices of the Company, but only to the extent such past practices are in accordance with applicable Legal Requirements. Shareholders shall pay to Buyer or the Company, as an adjustment to the Purchase Price, an amount equal to all Taxes shown to be due on a Pre-Closing Period Tax Return and the portion of such Taxes shown to be due on a Straddle Period Tax Return which relates to the portion of such Straddle Period ending on the Closing Date within fifteen (15) days after the receipt of a bill from Buyer for such Taxes. In the case of any Taxes that are imposed on a periodic basis and are payable with respect to a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, payroll, sales, or gross receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income, payroll, sales, or gross receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. All Tax Returns for Pre-Closing Periods and Straddle Periods shall be prepared in a manner consistent with the past practices and customs of the Company, but only to the extent such past practices and customs are in accordance with law, and Buyer shall provide copies of any Returns that result in Taxes payable by the Shareholders to the Majority Shareholder for review, comment and approval at least forty-five (45) days prior to filing such Tax Return. Except for the Second Step Merger, the Buyer shall not, and shall ensure that the Company shall not, take any action, after the Closing and before the end of the Closing Date, with respect to the Company out of the Ordinary Course of Business. The Buyer shall make no election under Section 338 of the Code; it being understood that the transactions contemplated herein are intended to constitute a stock purchase (and not an actual or deemed asset purchase) for tax purposes.

Section 9.3 Tax Refunds. The amount of any (i) Tax refunds of the Company relating to a Pre-Closing Period or the pre-Closing portion of a Straddle Period that are received by Buyer or the Company and (ii) credits for the Taxes paid by the Company for a Pre-Closing Period or the pre-Closing portion of a Straddle Period that are actually utilized by Buyer or the Company to offset Tax liability of the Company or Buyer for any period after the Closing (including, without limitation, any New York QETC credits relating to such periods), shall be paid by Buyer to the Disbursing Agent for payment to all Entitled Parties in proportion to their respective Adjusted Ownership Percentages, in each case net of any Tax or other cost to the Company or Buyer incurred in applying for such refund or credit or resulting from the receipt of such refund or application of such credit. Such amount shall be paid by Buyer within thirty (30) days after (x) the receipt of such refund or (y) the filing of any Tax Return reflecting the application of such credit against the Tax liability of Buyer or the Company, as applicable.

Section 9.4 Amendments to Tax Returns. To the extent Buyer or the Company amends any Tax Return filed by the Company prior to the Closing Date, Buyer shall provide copies of any amended Returns that result in Taxes payable by the Shareholders to the Majority Shareholder for review, comment and approval at least forty-five (45) days prior to filing such amended Tax Return.

ARTICLE X

MISCELLANEOUS

Section 10.1 Seller Representative.

(a) Appointment. Each Shareholder hereby appoints the Majority Shareholder as its sole and exclusive agent, proxy and attorney-in-fact for such Shareholder for all purposes arising from or in any way related to this Agreement or the transactions contemplated hereby (including full power and authority to act on such Shareholder’s behalf and full power of substitution), to do all things and to perform all acts required or deemed advisable, in the Majority Shareholder’s sole discretion, in connection with the transactions contemplated by this Agreement as fully as such Shareholder could if then personally present and acting alone, including in connection with the settlement or administration of claims for indemnification hereunder. Without limiting the generality of the foregoing, the Majority Shareholder has full power and authority, on behalf of each Shareholder and his, her, or its successors and assigns, to: (i) interpret the terms and provisions of this Agreement and the Escrow Agreement; (ii) enter into the Escrow Agreement and amend the terms of the Escrow Agreement; (iii) execute and deliver all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement; (iv) receive service of process in connection with any claims under this Agreement and the Escrow Agreement; (v) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the sole judgment of the Majority Shareholder for the accomplishment of the foregoing, including, without limitation, taking all such actions as may be necessary under Article XII hereof; (vi) give and receive notices and communications; (vii) exercise all rights of any Shareholder under the Agreement, or the Ancillary Agreements; (viii) enter into amendments to this Agreement pursuant to Section 14.8; and (ix) take all actions necessary or appropriate in the sole judgment of the Majority Shareholder on behalf of the Shareholders in connection with this Agreement or any of the Ancillary Agreements.

(b) Successors. The Majority Shareholder, or any successor hereafter appointed, may resign as the shareholder representative at any time by written notice to Buyer, Parent and the Shareholders. A successor shareholder representative will be named by those Shareholders that held a majority of the Shares at the time of the Closing. All power, authority, rights and privileges conferred herein to the Majority Shareholder will apply to any successor shareholder representative.

(c) No Liability; Release. The Majority Shareholder will not be liable to the Shareholders for, and each Shareholder hereby releases the Majority Shareholder from any liability for, any act done or omitted under this Agreement as the shareholder representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith and will be entitled to indemnification from the Shareholders for Losses related thereto. The Majority Shareholder will not be liable to the Shareholders for, and each Shareholder hereby releases the Majority Shareholder from any liability for, any liability of any Shareholder pursuant to Section 8.1(b) arising out of, or otherwise in respect of, any inaccuracies in or any breach of any representation or warranty of the Majority Shareholder contained in Article V of this Agreement.

(d) Reliance. From and after the Closing Date, Buyer and Parent are entitled to deal exclusively with the Majority Shareholder on all matters relating to this Agreement and the Ancillary Agreements and agree to deal with the Majority Shareholder on an exclusive basis. A decision, act, consent or instruction of the Majority Shareholder constitutes a decision of the Shareholders. Such decision, act, consent or instruction is final, binding and conclusive upon each Shareholder. Buyer and Parent may rely upon any decision, act, consent or instruction of the Majority Shareholder. Notices or communications to or from the Majority Shareholder will constitute notice to or from each of the Shareholders.

Section 10.2 Disclosure of Confidential Information. Each Shareholder acknowledges that to the extent that he, she, or it is in possession of confidential information concerning the Company and its business and operations, that such information is proprietary to the Company. Except as may be required by applicable Legal Requirement, or the order of a Governmental Authority, from and after the Closing Date, no Shareholder will disclose, disseminate, divulge, discuss, copy or otherwise use or suffer to be used any customer lists, trade secrets, know-how, and other similar proprietary or confidential information of the Company. In the event that any Shareholder receives an order from a Governmental Authority requiring disclosure of any confidential information of the Company, such Shareholder shall not disclose such confidential information until Buyer has first (a) received prompt written notice of such requirement to disclose, and (b) if legally possible had an adequate opportunity to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such information. If Buyer is unable to obtain such protective order or other appropriate remedy, the Shareholder will furnish only that portion of the confidential information that is legally required to be furnished. Any disclosure of confidential information pursuant to a Governmental Authority shall not affect or lessen each Shareholder’s obligations to maintain confidentiality of such information or any other confidential information. Each Shareholder further agrees that from and after the Closing Date, such Shareholder and his, her, or its Representatives, upon the request of Buyer, promptly will deliver to Buyer or destroy all confidential information in their possession (in whatever form it may exist) without retaining any copy thereof.

Section 10.3 Assignment; Third Parties; Binding Effect. The rights under this Agreement are not assignable nor are the duties delegable by: (a) any Shareholder without the prior written consent of Buyer and Parent; and (b) Buyer without the prior written consent of the Majority Shareholder; except that either Buyer or Parent may, without the consent of any other party, assign this Agreement (x) to a wholly owned subsidiary of Parent, (y) an entity under common control with Buyer, or (z) collaterally to Buyer’s lenders; provided, however, that an assignment by Parent or Buyer shall not change or relieve it of its obligations hereunder. Any attempted assignment or delegation in contravention of the previous sentence shall be null and void. Nothing contained in this Agreement is intended to convey upon any person or entity, other than the parties and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement unless expressly stated. All covenants, agreements, representations and warranties of the parties contained in this Agreement are binding on and will inure to the benefit of Buyer and each Shareholder, as applicable, and their respective legal representatives, successors, and permitted assigns.

Section 10.4 Expenses. Each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement.

Section 10.5 Notices. All notices, requests, demands and other communications to be made under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) Business Days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by any party to the other parties) as follows:

(a) If to Buyer and Parent, to:

Streamline Health Solutions, Inc.
1230 Peachtree Street, NE, Suite 1000
Atlanta, GA 30309
Attention: Stephen H. Murdock, SVP and CFO
Facsimile No.: (513) 672-2112
Email: steve.murdock@streamlinehealth.net

with a copy to:	Benesch, Friedlander, Coplan & Aronoff LLP
200 Public Square
Suite 2300
Cleveland, Ohio 44114
Attention: John S. Gambaccini, Esq.
Facsimile No.: (216) 363-4588
Email: jgambaccini@beneschlaw.com

(b)	If to the Majority Shareholder, to the address set forth on Schedule 10.5, with a copy to:

Davis & Gilbert LLP
1740 Broadway
New York, NY 10019
Attention: David Brecher, Esq.
Facsimile No.: (212) 974-6937
Email: dbrecher@dglaw.com

(c) If to any other Shareholder after Closing, to the address set forth in the records of the Company for such Shareholder.

Section 10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document. Any signature to this Agreement or any Ancillary Agreement delivered via facsimile, electronic mail, or in pdf format shall be deemed an original for all purposes.

Section 10.7 Captions and Section Headings. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

Section 10.8 Amendment and Modification; Waivers. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and the Majority Shareholder. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Any failure by any of the parties to comply with any of the obligations, agreements, or conditions set forth in this Agreement may be waived by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.9 Remedies Not Exclusive. Except as expressly provided herein, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every remedy given under this Agreement or now or subsequently existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by Buyer or the Majority Shareholder will not constitute a waiver of the right to pursue other available remedies.

Section 10.10 Entire Agreement. This Agreement, including any certificate, schedule, exhibit, or other document delivered pursuant to its terms, constitutes the entire agreement between the parties. There are no verbal agreements, representations, warranties, undertakings, or agreements between the parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by all the parties to this Agreement.

Section 10.11 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.12 Attorneys’ Fees. If any proceeding is brought by any party hereto against any other party hereto that arises out of, or is connected with, this Agreement, then the prevailing party in such proceeding shall be entitled to recover reasonable attorneys’ fees and costs, including, without limitation, expert witness fees.

Section 10.13 Governing Laws. This Agreement is governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of laws principles. For the sole purpose of this Agreement and any controversy arising hereunder, each party hereby submits itself to the exclusive jurisdiction of the state or federal courts sitting in New York County, New York, and waives any objection (on the grounds of each of jurisdiction or forum non conveniens, or otherwise) to the jurisdiction of any such court. Each of the Company, Buyer, Parent and each Shareholder irrevocably waives any objection that they now have or hereafter may have to the laying of venue of any suit, action, or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.14 Parent Guarantee. Parent absolutely and unconditionally guarantees to the Shareholders, and agrees to be primarily liable for, the prompt performance and/or payment when due of all present or future obligations and liabilities of any and all kinds of Buyer under this Agreement and the Ancillary Agreements, whether due or to become due or absolute or contingent, including, without limitation, the obligation to pay when due each payment of the Purchase Price required pursuant to Article III, and any indemnification obligations of Buyer pursuant to Article VIII; provided, however, that any rights of the Shareholders against Parent under this provision shall at all times be subject to any claims and defenses that Buyer may have to such liability or otherwise against the Shareholders. This guarantee is a continuing guarantee of payment and performance and not only of collection. The Shareholders shall not proceed directly against Parent without naming Buyer as a co-defendant.

Section 10.15 Furnishing of Public Information. For a period of two years following the Closing Date, Parent shall timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Parent pursuant to the Securities and Exchange Act of 1934, as amended, that are necessary to satisfy the current public information requirements under Rule 144.

[Remainder of Page Intentionally Left Blank]

Signature Page to

Stock Purchase Agreement

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

BUYER:		PARENT:

STREAMLINE HEALTH, INC.		STREAMLINE HEALTH SOLUTIONS, INC.

By:	/s/ Stephen H. Murdock	By:	/s/ Stephen H. Murdock
Name:	Stephen H. Murdock	Name:	Stephen H. Murdock
Title:	Senior VP and CFO	Title:	Senior VP and CFO

[The remainder of the signatures have been omitted for purposes of this filing.]

Appendix A to

Stock Purchase Agreement

APPENDIX A

DEFINITIONS

For purposes of this Agreement, unless the context otherwise indicates, the following terms, whether capitalized or not, shall have the meaning set forth below:

“Adjusted Ownership Percentage” means, with respect to each Entitled Party, the percentage corresponding to (a) the number of shares of Common Stock of the Company owned by such Entitled Party as of the date of this Agreement divided by (b) the aggregate number of shares of Common Stock of the Company owned by all Entitled Parties as of the date of this Agreement.

“Affiliate” means with respect to any Person, (a) any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person or (b) any officer, director, manager, or holder of more than ten percent (10%) of the outstanding shares or equity interest of such Person. A Person shall be deemed to control another Person if the controlling Person, directly or indirectly, possesses the power to direct or cause the direction of the management and policies of the controlled Person, whether through ownership of voting securities, by contract, or otherwise.

“Ancillary Agreements” means the Escrow Agreement, the Restrictive Covenant Agreement, dated the date hereof, between Buyer and the Majority Shareholder, and each agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by Buyer, the Company, or any Shareholder in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Audited Financial Statements” means the audited balance sheets of the Company dated as of December 31, 2010, and 2011, and the related audited statements of income and cash flows of the Company for the year then ended.

“Business Day” means any day other than a Saturday, Sunday, or day on which commercial banks are authorized or required by law to close in Cincinnati, Ohio.

“Charter Documents” means the Articles of Incorporation, Bylaws or other similar organizational documents of the Company, Shareholders, Buyer or the Parent, as the case may be, and any amendments thereto, as applicable.

“Closing Date Liabilities” means the liabilities of the Company set forth on Exhibit A (such amounts will be paid in full on or before the Closing Date).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding on the Company and (a) under which the Company has or may acquire any rights, or (b) under which the Company has or may become subject to any obligation or liability.

Appendix A to

Stock Purchase Agreement

“Debt” means (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets (excluding normal trade terms for capital assets purchased in the Ordinary Course of Business), (c) all obligations under conditional sales or other title retention agreements, and (d) all reimbursement and other obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, currency swap agreement, interest rate swap, cap, collar, or floor agreement or other interest rate management device.

“Disbursing Agent” means Wells Fargo Bank, or such other Person as may be engaged from time to time by the Majority Shareholder, in his capacity as seller representative pursuant to Section 10.1, to serve as disbursing agent for the Entitled Parties.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, easement, or restriction or reservation of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Law” means any foreign, federal, state or local law, order, permit or other requirement of law, including any principle of common law, now in effect, relating to the environment or public health or safety, in each case as applicable to the Company or its Real Property.

“Entitled Party” means each shareholder of the Company as of the date of this Agreement other than any shareholder who has properly exercised his, her, or its appraisal rights in accordance with Section 623 of the New York Business Corporation Law in connection with the Second Step Merger.

“Financial Statements” means the following reports of the Company: (a) the Audited Financial Statements; (b) the unaudited interim balance sheet dated as of July 31, 2012; and (c) the related unaudited statement of income for the seven (7) month period ended July 31, 2012.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any United States, state, local, foreign, or other governmental entity or municipality or any subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal, arbitration panel, or instrumentality.

“Hazardous Material” means any substance or waste containing hazardous substances, pollutants or contaminants as those terms are governed by or defined in an Environmental Law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., any other foreign, federal, state or local laws, rules or regulations governing the manufacture, import, use, handling, storage, processing, transportation, release or disposal of substances or wastes deemed hazardous, toxic, dangerous or injurious to public health or to the environment. This term Hazardous Material also includes asbestos-containing material, polychlorinated bi-phenyls and petroleum or petroleum-based products.

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Appendix A to

Stock Purchase Agreement

“Intellectual Property” means all business names (fictitious or otherwise), trade names, registered and unregistered trademarks and service marks, art work, packaging, plates, emblems, logos, internet domain names, insignia and copyrights, and other proprietary rights to various words, slogans, symbols, logos, designs and trade dress, including all registrations and applications for the same, and all goodwill associated therewith; all domestic and foreign patents and patent applications, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority including any reissue, re-examination, extension, division, continuation or continuation-in-part of any of the foregoing; all copyrights, applications for copyright registration and copyright registrations, in both published works and unpublished works and all moral rights (or droit moral), visual artists rights and author’s rights; software or information or intellectual property; all know-how, trade secrets, and confidential and/or proprietary information, including, without limitation, customer lists, technical or business information, including data, process technology, plans (including business and marketing plans), sketches, drawings, schematics, flow charts, blue prints, manufacturing processes, formulae, recipes, designs, systems, forms, specifications, technical manuals, computer and software programs (in source code and object code formats), product information and development, work-in-progress; all other intellectual property rights (in whatever form or medium); and all documentary evidence of any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Majority Shareholder” means the Majority Shareholder or Dan Nahmias is actually aware of a particular fact or other matter after due inquiry, and “Knowledge of Buyer or Parent” means either Stephen H. Murdock or Robert E. Watson is actually aware of a particular fact or other matter after due inquiry.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, rule, code, by-law, principle of common law, regulation, statute, treaty, or requirement, including, but not limited to, any building zoning, fire, environmental, Tax, public health or safety law or code.

“Material Adverse Effect” means any change, event, effect, or development that (a) has a materially adverse effect on the financial condition in excess of $100,000 or operating results of the Company, or (b) has a materially adverse effect on the ability of any Shareholder to perform its obligations under this Agreement.

“Net Working Capital” means the amount by which (a) the sum of cash and cash equivalents, accounts receivable (without taking into account any reserve for doubtful accounts), contract receivables, inventory and prepaid items of the Company as of the Closing (other than prepaid Taxes), exceeds (b) the sum of (i) the accounts payable and accrued expenses of the Company as of the Closing (other than Tax liabilities), plus (ii) all accrued amounts due to continuing employees, plus (iii) deferred revenues. Accounts receivable of the Company shall be included at their face amount for calculation of the Estimated Closing Working Capital at Closing but any account receivable of the Company (or portion thereof) that existed as of the Closing Date and was not collected by Buyer or the Company prior to the first (1st) anniversary of the Closing Date shall be deducted from the calculation of Closing Date Working Capital.

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Appendix A to

Stock Purchase Agreement

“Ordinary Course of Business” means, with respect to the Company, an action that is consistent with the past practices of the Company, and taken in the ordinary course of the normal day-to-day operations of the Company.

“Permitted Encumbrances” means (i) any Encumbrance for Taxes or other governmental charges not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any mechanics’, carriers’, workers’, repairers’ or similar statutory Encumbrance arising in the Ordinary Course of Business by operation of Legal Requirement with respect to a liability that is not yet due or delinquent and which statutory Encumbrances are not, individually or in the aggregate, material to the Company, (iii) with respect to real property, any minor imperfection of title, covenants, conditions, restrictions, easements and other matters of record affecting title or similar Encumbrance which individually or in the aggregate with other such Encumbrances would not reasonably be expected to materially adversely affect the use of such real property as it is currently used by the Company, (iv) with respect to real property, any zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the real property which are not violated by the current use and operation of the real property by the Company, (v) with respect to assets owned or leased by the Company, any Encumbrances that do not relate to monetary obligations of the Company and that do not materially affect the use by the Company of the assets, and (vi) any Encumbrance identified on Schedule 15.

“Person” means a natural person, sole proprietorship, corporation, limited liability company, firm, partnership, association, joint venture, trust, unincorporated organization, Governmental Authority or other entity, whether acting in an individual, fiduciary, or other capacity.

“Pro Rata Portion” means, with respect to any Shareholder, the ownership percentage set forth opposite such Shareholder’s name on Appendix B hereto.

“Real Property” means all real property owned or leased by the Company, including, without limitation, buildings, outside storage areas, silos, driveways, walkways, and parking areas thereon or thereof and all easements, improvements, and all appurtenances thereto, and the rights and privileges of the Company in all rights of way, licenses or easements.

“Release” has the same meaning as in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, employment, profits, use, alternative minimum, gross receipts, value added, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term includes (i) any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments and (ii) any liability for such amounts as a result of being a member of a consolidated, combined, unitary or affiliated group or of a contractual obligation to indemnify any other Person or other entity.

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Appendix A to

Stock Purchase Agreement

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information (including, without limitation, Form 1099-DIV to any Shareholder in respect of dividends paid to such Shareholder, plus any other required Forms 1099).

In addition, the following terms have the respective meanings indicated in the sections of this Agreement listed below:

Defined Term	Section
Agreement	Preamble
Basket	8.3(b)
Benefit Plan	5.20
Buyer	Preamble
Buyer Indemnified Party	8.1(a)
Cash Consideration	3.1(a)
Claims Notice	8.2(a)
Closing	7.1
Closing Date	7.1
Closing Date Working Capital	3.2(b)
Closing Date Working Capital Statement	3.2(b)
Common Stock	2.1
Company	Preamble
Controlled Group	5.20
Controlled Group Member	5.20
Differences	3.2(d)(ii)
Escrow Account	3.1(b)
Escrow Agent	3.1(b)
Escrow Agreement	3.1(b)
Escrow Amount	3.1(b)
Estimated Closing Working Capital	3.2(a)
Estimated Working Capital Statement	3.2(a)
Expiration Date	8.3(a)
Final Working Capital Schedule	3.2(d)(iii)
Fundamental Representations	8.3(a)
Indemnified Party	8.2(a)
Indemnifying Party	8.2(a)
Independent Auditors	3.2(d)(iii)

Defined Term	Section
Initial Working Capital Adjustment	3.2(a)
Joinder Agreement	3.1(d)
Leased Real Property	5.5(a)
Liability Claim	8.2(a)
Losses	8.1(a)
Merger Sub	3.1(d)
Majority Shareholder	3.1(c)
Net Cash Consideration	3.1(a)
Net Share Price	3.1(a)
Notice of Disagreement	3.2(c)(ii)
Parent	Preamble
Parent Common Stock	3.1(a)
Pre-Closing Period	9.2
Private Resolution Period	3.2(d)(i)
Purchase Price	3.1(a)
Real Property Lease	5.5(a)
Resolved Objections	3.2(d)(i)
Review Period	3.2(c)(i)
Seller Indemnified Party	8.1(b)
Settlement Date	3.2(d)(iii)
Shares	2.1
Shareholder	Preamble
Statement of Claims	3.2(d)(ii)
Stock Consideration	3.1(a)
Straddle Period	9.2

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